Exhibit 99.1

Onconova Therapeutics Announces Pricing of $25.0 Million Upsized Underwritten Public Offering

NEWTOWN, PA, April 27, 2018 (Globe Newswire)—Onconova Therapeutics, Inc. (NASDAQ:ONTX) (“Onconova” or “we”), a Phase 3 stage biopharmaceutical company focused on discovering and developing small molecule drug candidates to treat cancer, with a primary focus on Myelodysplastic Syndromes (MDS), today announced the pricing of an underwritten public offering (the “Offering”) of 58,823,529 shares of its common stock (“Common Stock”) (or Common Stock equivalent) and warrants to purchase up to an aggregate of 1,470,588.225 shares of Onconova’s Series B convertible preferred stock (“Preferred Stock Warrants”) at a public offering price of $0.425 per share and accompanying Preferred Stock Warrant.  The gross proceeds of the Offering are expected to be approximately $25.0 million, or approximately $28.75 million if the underwriter exercises its option to purchase additional securities in full, prior to deducting underwriting discounts and commissions and estimated offering expenses.  In addition, in the event the underwriter exercises its option to purchase additional securities in full and the Preferred Stock Warrants are exercised in full, Onconova expects to receive approximately $28.75 million in additional proceeds.  However, there is no assurance that all or a portion of the Preferred Stock Warrants will be exercised prior to their expiration.  This Offering is expected to close on or about May 1, 2018, subject to customary closing conditions.

H.C. Wainwright & Co. is acting as the sole book-running manager for the Offering.

Onconova has granted the underwriter a 30-day option to purchase up to 8,823,529 additional shares of Common Stock and/or Preferred Stock Warrants to purchase up to an aggregate of 220,588.225 shares of Series B Preferred Stock, at the public offering price, less underwriting discounts and commissions.

The Preferred Stock Warrants will be exercisable immediately at an exercise price of $0.425 per 0.025 share of Series B Preferred Stock (convertible into one share of Common Stock) and will expire on the 18-month anniversary of the date on which we publicly announce through the filing of a Current Report on Form 8-K that an amendment to the Company’s certificate of incorporation to increase the Company’s authorized shares of Common Stock  has been filed with the Secretary of State of the State of Delaware.  The shares of Common Stock (or Common Stock equivalent) and the accompanying Preferred Stock Warrants can only be purchased together in this Offering but will be issued separately.

Onconova intends to use the net proceeds from this Offering to fund the development of its clinical and preclinical programs, for other research and development activities and for general corporate purposes, which may include capital expenditures and funding working capital needs.

A registration statement on Form S-1 (File No. 333-224315) relating to these securities was declared effective by the U.S. Securities and Exchange Commission (SEC) on April 26, 2018. This Offering is being made only by means of a prospectus forming part of the effective registration statement. A preliminary prospectus relating to and describing the terms of the Offering has been filed with the SEC. Copies of the preliminary prospectus and, when available, copies of the final prospectus relating to the Offering may be obtained for free by visiting the SEC’s website at www.sec.gov or by contacting H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, New York 10022, by email at placements@hcwco.com or by telephone at 646-975-6996.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Onconova Therapeutics, Inc.

Onconova Therapeutics, Inc. is a Phase 3-stage biopharmaceutical company focused on discovering and developing novel small molecule drug candidates to treat cancer, with a primary focus on Myelodysplastic Syndromes (MDS).  Rigosertib, Onconova’s lead candidate, is a proprietary Phase 3 small molecule agent, which we believe blocks cellular signaling by targeting RAS effector pathways.  Using a proprietary chemistry platform, Onconova has created a pipeline of targeted agents designed to work against specific cellular pathways that are important in cancer cells. Onconova has three product candidates in the clinical stage and several pre-clinical programs. Advanced clinical trials with Onconova’s lead compound, rigosertib, are aimed at what Onconova believes are unmet medical needs of patients with MDS. For more information, please visit http://www.onconova.com.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties, including the use of proceeds from the Offering. These statements relate to future events and include, without limitation, Onconova’s expectation regarding the Offering and the exercise of the Preferred Stock Warrants. Although Onconova believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Onconova has attempted to identify forward-looking statements by terminology including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including Onconova’s need for additional financing and current plans and future needs to scale back operations if adequate financing is not obtained, the success and timing of Onconova’s clinical trials and regulatory approval of protocols, market conditions and those discussed under the heading “Risk Factors” in Onconova’s registration statement on Form S-1, as amended (File No. 333-224315) and the most recent Annual Report on Form 10-K.

Any forward-looking statements contained in this release speak only as of its date. Onconova undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

GENERAL CONTACT:

http://www.onconova.com/contact/

INVESTOR RELATIONS CONTACT:

Katja Buhrer, Affinity Growth Advisors on behalf of Onconova Therapeutics

katja.buhrer@affinitygrowth.com / (212) 661-7004